Exhibit 99.1

CA Technologies Reports Third Quarter Fiscal Year 2016 Results

  Enterprise and Mainframe Solutions New Sales up Year over Year
  Third Quarter Revenue of $1,034 Million
  Third Quarter GAAP EPS of $0.52
  Third Quarter Non-GAAP EPS of $0.63
  Third Quarter Cash Flow From Continuing Operations of $332 Million

NEW YORK--(BUSINESS WIRE)--January 26, 2016--CA Technologies (NASDAQ:CA) today reported financial results for its third quarter fiscal 2016, which ended December 31, 2015.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"I am pleased to report that total new sales, revenue, earnings and cash flow from operations outperformed our expectations. Third quarter results benefited from the combination of strong performance from recent acquisitions, a higher level of renewal bookings growth, and better sales execution, relative to our expectations. It shows that our strategy is beginning to gather momentum. I am really happy to see that our acquisitions are beginning to deliver on their potential.

"We feel that we are near an inflection point in the business. We stand by our fiscal 2016 and medium-term guidance. As we said in November, we expect our upcoming fiscal 2017 to be the year CA crosses into sustained, albeit initially modest, revenue growth. That said, we know there is still work to be done to grow at a rate that is representative of CA’s true potential.

"As the pendulum swings towards the desire to reduce complexity and consolidate around full suite solutions providers who can operate globally at scale, customers are finding CA and its broad portfolio to be more attractive than point product vendors. We are investing in innovation that matters to ensure that CA solutions are meaningful, compelling and can drive growth for years to come, while maintaining rigorous fiscal and execution discipline."

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Third Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
Revenue	$1,034	$1,091	(5)%	(1)%
GAAP Income from Continuing Operations	$219	$218	0%	13%
Non-GAAP Income from Continuing Operations*	$268	$297	(10)%	(2)%
GAAP Diluted EPS from Continuing Operations	$0.52	$0.49	6%	18%
Non-GAAP Diluted EPS from Continuing Operations*	$0.63	$0.67	(6)%	1%
Cash Flow from Continuing Operations	$332	$313	6%	18%

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

REVENUE AND BOOKINGS

(dollars in millions)	Third Quarter FY16 vs. FY15
	FY16	% of Total	FY15	% of Total	% Change	% Change CC**
North America Revenue	$702	68%	$709	65%	(1)%	0%
International Revenue	$332	32%	$382	35%	(13)%	(1)%
Total Revenue	$1,034		$1,091		(5)%	(1)%

North America Bookings	$727	59%	$615	58%	18%	19%
International Bookings	$515	41%	$452	42%	14%	29%
Total Bookings	$1,242		$1,067		16%	23%

Current Revenue Backlog	$3,030		$3,189		(5)%	(2)%
Total Revenue Backlog	$6,800		$6,685		2%	5%

**CC: Constant Currency

  Total revenue declined primarily as a result of an unfavorable foreign exchange effect of $51 million. Our fiscal 2016 acquisitions of Rally Software Development Corp. and Xceedium, Inc., contributed approximately 3 points of revenue growth for the quarter.
  Total bookings grew primarily due to an increase in Mainframe Solutions renewals and bookings related to our acquisitions of Rally and Xceedium.
  The Company executed a total of 18 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $593 million. During the third quarter of fiscal 2015, the Company executed a total of 18 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $394 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.76 years, compared with 3.29 years for the same period in fiscal 2015.

EXPENSES AND MARGIN

(dollars in millions)	Third Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$741	$773	(4)%	(2)%
Operating Income Before Interest and Income Taxes	$293	$318	(8)%	2%
Operating Margin	28%	29%
Effective Tax Rate	21.2%	28.8%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$644	$680	(5)%	(2)%
Operating Income Before Interest and Income Taxes	$390	$411	(5)%	3%
Operating Margin	38%	38%
Effective Tax Rate	28.5%	25.6%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and Non-GAAP third quarter operating expenses decreased primarily as a result of a favorable foreign exchange effect and a decrease in non-acquisition personnel-related costs, partially offset by costs from our acquisitions of Rally and Xceedium.
  GAAP EPS in the third quarter of fiscal 2016 was positively impacted by $0.05 from a decrease in the GAAP effective tax rate and by $0.02 from the accelerated share repurchase that was completed in November 2015. These items were partially offset by a negative $0.05 impact from unfavorable foreign exchange.
  Non-GAAP EPS in the third quarter of fiscal 2016 was negatively affected by $0.06 from unfavorable foreign exchange and by $0.03 due to an increase in the Non-GAAP effective tax rate. These items were partially offset by a $0.02 increase from the accelerated share repurchase.

SELECTED HIGHLIGHTS FROM THE QUARTER

  At CA World in November, the Company:
    Introduced four new organically developed products -- CA Mobile App Services, CA Virtual Network Assurance, CA Unified Infrastructure Management for z Systems, and CA Data Content Discovery.
    Showcased innovations and future products currently in development.
    Increased overall attendance, customer engagement, pipeline generation, and visibility across traditional and social media outlets.
  Customer traction for CA Technologies innovations continued in the quarter, as highlighted by:
    A large global financial institution's expanded use of CA Agile Central from a single division across its global operations.
    A multi-national conglomerate's selection of CA Project & Portfolio Management (PPM) after extensive evaluation in a highly competitive win.
    CA API Management added one of the largest insurance companies in the world and an international financial technology company among its new customers; expansion wins included a major US airline and a leading global payments company.
    CA Privileged Access Management was chosen in two highly competitive wins by a large U.S. federal agency and by a global mass media and entertainment conglomerate.
  Solutions Leadership & Recognition for the quarter included:
    CA Technologies was again recognized as a leader in the Gartner Magic Quadrant for Integrated IT Portfolio Analysis Applications, 2015.(1)
    CA Technologies was named a leader in Privilege Management by KuppingerCole.(2)
    CA Technologies was named a leader in Privileged Identity Management by Ovum.(3)

SEGMENT INFORMATION

(dollars in millions)	Third Quarter FY16 vs. FY15
	Revenue		% Change	% Change CC**	Operating Margin
	FY16	FY15			FY16	FY15
Mainframe Solutions	$554	$596	(7)%	(2)%	61%	58%
Enterprise Solutions	$398	$405	(2)%	3%	12%	14%
Services	$82	$90	(9)%	(4)%	6%	6%

**CC: Constant Currency

  Mainframe Solutions revenue declined primarily due to an unfavorable foreign exchange effect and, to a lesser extent, insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. Operating margin increased compared with the year-ago period primarily due to the decrease in total operating costs.
  Enterprise Solutions revenue declined due to an unfavorable foreign exchange effect. Excluding the unfavorable effect of foreign exchange, Enterprise Solutions revenue increased as a result of additional revenue associated with our second quarter fiscal 2016 acquisitions, which contributed approximately 8 points of revenue growth for the quarter. Operating margin decreased primarily due to our second quarter fiscal 2016 acquisitions.
  Services revenue decreased primarily due to an unfavorable foreign exchange effect and, to a lesser extent, lower professional services engagements in the first half of fiscal 2016 and fiscal 2015. Operating margin was consistent with the year-ago period.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the third quarter of fiscal 2016 was $332 million, versus $313 million in the year ago period. Cash flow from operations increased compared with the year-ago period primarily due to a decrease in vendor disbursements and payroll, partially offset by the decrease in cash collections due to an unfavorable effect of foreign exchange.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at December 31, 2015 were $2.353 billion.
  With $1.964 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $250 million.
  In November 2015, the Company repurchased 22 million shares of common stock in a private transaction for $590 million.
  The Company has completed its prior $1 billion stock repurchase program authorized in May 2014.
  The Company’s Board of Directors approved a new $750 million stock repurchase program which the Company expects to begin to execute in fiscal 2017.
  The Company distributed $105 million in dividends to shareholders.
  The Company’s outstanding share count at December 31, 2015 was 412 million.
  The Company announced its intention to increase the dividend per share of Common Stock in fiscal year 2017, subject to quarterly approval of its board of directors, to $1.02 per share for the year (or $0.255 per share on a quarterly basis).

OUTLOOK FOR FISCAL YEAR 2016

The Company reaffirmed the following outlook, which represents "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to change in a range of minus 1 percent to flat in constant currency, unchanged from previous guidance. The Company currently expects total revenue to be at the lower end of this range due primarily to the greater portion of new sales bookings recognized ratably in the first half of fiscal 2016, compared to historical trends. At December 31, 2015 exchange rates, this translates to reported revenue of $3.99 billion to $4.03 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 8 percent to 13 percent in constant currency. At December 31, 2015 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.74 to $1.80.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 4 percent to 7 percent in constant currency. At December 31, 2015 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.39 to $2.45.
  Cash flow from continuing operations to increase in the range of 2 percent to 7 percent in constant currency, unchanged from previous guidance. At December 31, 2015 exchange rates, this translates to reported cash flow from continuing operations of $0.97 billion to $1.02 billion.

This outlook assumes no further material acquisitions. The Company expects a full-year GAAP operating margin of 28 percent and non-GAAP operating margin of 38 percent, unchanged from previous guidance.

The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent, unchanged from previous guidance.

The Company anticipates approximately 412 million shares outstanding at fiscal 2016 year-end and weighted average diluted shares outstanding of approximately 427 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited third quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) Gartner, Inc., “Magic Quadrant for Integrated IT Portfolio Analysis Applications, 2015,” Daniel B. Stang and Jim Duggan, November 30, 2015.

The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this [Annual/Quarterly Report]) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

(2) KuppingerCole Leadership Compass: Privilege Management, December 2015

(3) Ovum Decision Matrix: Selecting a Privileged Identity Management Solution, 2015-2016

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the Application Economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. Due to this change, the Company excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2015, March 31, 2014 and March 31, 2013, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, enabling the Company's sales force to accelerate growth of new product sales (at levels sufficient to offset any decline in revenue in the Company's Mainframe Solutions segment), improving the Company's brand, technology and innovation awareness in the marketplace, ensuring the Company's offerings for cloud computing, application development and IT operations (DevOps), Software-as-a-Service (SaaS), and mobile device management, as well as other new offerings, address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability to an extent greater than anticipated, and effectively managing the strategic shift in the Company's business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company's professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company's performance to an extent greater than anticipated; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company's control and other business and legal risks associated with non-U.S. operations; the failure to expand partner programs; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to successfully integrate acquired companies and products into the Company's existing business; risks associated with sales to government customers; breaches of the Company's data center, network, as well as the Company's software products, and the IT environments of the Company's vendors and customers; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; the failure to renew large license transactions on a satisfactory basis; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company's credit ratings; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; changes in generally accepted accounting principles; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2016 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenue:	2015	2014	2015	2014
Subscription and maintenance	$828	$892	$2,496	$2,709
Professional services	82	90	244	268
Software fees and other	124	109	276	262
Total revenue	$1,034	$1,091	$3,016	$3,239
Expenses:
Costs of licensing and maintenance	$73	$74	$209	$217
Cost of professional services	75	84	224	253
Amortization of capitalized software costs	65	62	192	204
Selling and marketing	277	283	751	782
General and administrative	90	90	279	269
Product development and enhancements	133	143	420	443
Depreciation and amortization of other intangible assets	27	31	83	99
Other expenses, net	1	6	2	21
Total expenses before interest and income taxes	$741	$773	$2,160	$2,288
Income from continuing operations before interest and income taxes	$293	$318	$856	$951
Interest expense, net	15	12	36	38
Income from continuing operations before income taxes	$278	$306	$820	$913
Income tax expense	59	88	222	248
Income from continuing operations	$219	$218	$598	$665
Income from discontinued operations, net of income taxes	$4	$4	$11	$30
Net income	$223	$222	$609	$695

Basic income per common share:
Income from continuing operations	$0.52	$0.49	$1.37	$1.50
Income from discontinued operations	0.01	0.01	0.03	0.07
Net income	$0.53	$0.50	$1.40	$1.57
Basic weighted average shares used in computation	420	440	431	440

Diluted income per common share:
Income from continuing operations	$0.52	$0.49	$1.37	$1.49
Income from discontinued operations	0.01	0.01	0.03	0.07
Net income	$0.53	$0.50	$1.40	$1.56
Diluted weighted average shares used in computation	421	441	432	441

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	March 31,
	2015	2015
	(unaudited)
Cash and cash equivalents	$2,353	$2,804
Trade accounts receivable, net	618	652
Deferred income taxes	341	318
Other current assets	142	213
Total current assets	$3,454	$3,987

Property and equipment, net	$249	$252
Goodwill	6,123	5,806
Capitalized software and other intangible assets, net	866	731
Deferred income taxes	55	92
Other noncurrent assets, net	110	111
Total assets	$10,857	$10,979

Current portion of long-term debt	$8	$10
Deferred revenue (billed or collected)	1,983	2,114
Deferred income taxes	7	7
Other current liabilities	701	807
Total current liabilities	$2,699	$2,938

Long-term debt, net of current portion	$1,956	$1,253
Deferred income taxes	53	45
Deferred revenue (billed or collected)	667	863
Other noncurrent liabilities	255	255
Total liabilities	$5,630	$5,354

Common stock	$59	$59
Additional paid-in capital	3,638	3,631
Retained earnings	6,506	6,221
Accumulated other comprehensive loss	(469)	(418)
Treasury stock	(4,507)	(3,868)
Total stockholders’ equity	$5,227	$5,625
Total liabilities and stockholders’ equity	$10,857	$10,979

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	December 31,
	2015	2014
Operating activities from continuing operations:
Net income	$223	$222
Income from discontinued operations	(4)	(4)
Income from continuing operations	$219	$218
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	92	93
Deferred income taxes	(25)	(13)
Provision for bad debts	(1)	-
Share-based compensation expense	25	23
Asset impairments and other non-cash items	1	1
Foreign currency transaction gains	(1)	(2)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(181)	(172)
Increase in deferred revenue	143	52
Increase in taxes payable, net	51	76
Decrease in accounts payable, accrued expenses and other	(41)	(16)
Increase in accrued salaries, wages and commissions	23	17
Changes in other operating assets and liabilities	27	36
Net cash provided by operating activities - continuing operations	$332	$313
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(1)	$(20)
Purchases of property and equipment	(11)	(12)
Net cash used in investing activities - continuing operations	$(12)	$(32)
Financing activities from continuing operations:
Dividends paid	$(105)	$(111)
Purchases of common stock	(590)	(75)
Notional pooling borrowings, net	10	25
Debt borrowings (repayments), net	298	(502)
Debt issuance costs	(1)	-
Exercise of common stock options	1	11
Other financing activities	(5)	-
Net cash used in financing activities - continuing operations	$(392)	$(652)
Effect of exchange rate changes on cash	$(37)	$(125)
Net change in cash and cash equivalents - continuing operations	$(109)	$(496)
Cash provided by (used in) operating activities - discontinued operations	$4	$(14)
Net effect of discontinued operations on cash and cash equivalents	$4	$(14)
Decrease in cash and cash equivalents	$(105)	$(510)
Cash and cash equivalents at beginning of period	$2,458	$3,193
Cash and cash equivalents at end of period	$2,353	$2,683

Results reflect the discontinued operations associated with the CA ERwin Data Modeling business.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended December 31, 2015				Nine Months Ended December 31, 2015
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$554	$398	$82	$1,034	$1,668	$1,104	$244	$3,016
Expenses (3)	218	349	77	644	641	996	227	1,864
Segment profit	$336	$49	$5	$390	$1,027	$108	$17	$1,152
Segment operating margin	61%	12%	6%	38%	62%	10%	7%	38%

Segment profit				$390				$1,152
Less:
Purchased software amortization				39				106
Other intangibles amortization				11				36
Internally developed software products amortization				26				86
Share-based compensation expense				25				70
Other gains, net (4)				(4)				(2)
Interest expense, net				15				36
Income from continuing operations before income taxes				$278				$820

	Three Months Ended December 31, 2014				Nine Months Ended December 31, 2014
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$596	$405	$90	$1,091	$1,820	$1,151	$268	$3,239
Expenses (3)	248	347	85	680	717	999	256	1,972
Segment profit	$348	$58	$5	$411	$1,103	$152	$12	$1,267
Segment operating margin	58%	14%	6%	38%	61%	13%	4%	39%

Segment profit				$411				$1,267
Less:
Purchased software amortization				28				87
Other intangibles amortization				14				45
Internally developed software products amortization				34				117
Share-based compensation expense				23				65
Other (gains) expenses, net (4)				(6)				2
Interest expense, net				12				38
Income from continuing operations before income taxes				$306				$913

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other (gains) expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended December 31,				Nine Months Ended December 31,
	2015	2014	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)	2015	2014	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$1,242	$1,067	16%	23%	$3,287	$2,540	29%	36%

Revenue:
North America	$702	$709	(1)%	0%	$2,031	$2,084	(3)%	(2)%
International	332	382	(13)%	(1)%	985	1,155	(15)%	0%
Total revenue	$1,034	$1,091	(5)%	(1)%	$3,016	$3,239	(7)%	(1)%

Revenue:
Subscription and maintenance	$828	$892	(7)%	(2)%	$2,496	$2,709	(8)%	(2)%
Professional services	82	90	(9)%	(4)%	244	268	(9)%	(3)%
Software fees and other	124	109	14%	18%	276	262	5%	10%
Total revenue	$1,034	$1,091	(5)%	(1)%	$3,016	$3,239	(7)%	(1)%

Segment Revenue:
Mainframe solutions	$554	$596	(7)%	(2)%	$1,668	$1,820	(8)%	(3)%
Enterprise solutions	398	405	(2)%	3%	1,104	1,151	(4)%	1%
Services	82	90	(9)%	(4)%	244	268	(9)%	(3)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$644	$680	(5)%	(2)%	$1,864	$1,972	(5)%	(1)%
Total GAAP	741	773	(4)%	(2)%	2,160	2,288	(6)%	(3)%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2015, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
GAAP net income	$223	$222	$609	$695
GAAP income from discontinued operations, net of income taxes	(4)	(4)	(11)	(30)
GAAP income from continuing operations	$219	$218	$598	$665
GAAP income tax expense	59	88	222	248
Interest expense, net	15	12	36	38
GAAP income from continuing operations before interest and income taxes	$293	$318	$856	$951
GAAP operating margin (% of revenue) (1)	28%	29%	28%	29%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$2	$5	$4
Cost of professional services (2)	1	1	3	3
Amortization of capitalized software costs (3)	65	62	192	204
Selling and marketing (2)	9	8	25	23
General and administrative (2)	9	8	25	21
Product development and enhancements (2)	4	4	12	14
Depreciation and amortization of other intangible assets (4)	11	14	36	45
Other (gains) expenses, net (5)	(4)	(6)	(2)	2
Total Non-GAAP adjustment to operating expenses	$97	$93	$296	$316
Non-GAAP income from continuing operations before interest and income taxes	$390	$411	$1,152	$1,267
Non-GAAP operating margin (% of revenue) (6)	38%	38%	38%	39%

Interest expense, net	15	12	36	38

GAAP income tax expense	59	88	222	248
Non-GAAP adjustment to income tax expense (7)	48	14	96	103
Non-GAAP income tax expense	$107	$102	$318	$351
Non-GAAP income from continuing operations	$268	$297	$798	$878

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending December 31, 2015 and 2014, non-GAAP adjustment consists of $39 million and $28 million of purchased software amortization and $26 million and $34 million of internally developed software products amortization, respectively. For the nine month periods ending December 31, 2015 and 2014, non-GAAP adjustment consists of $106 million and $87 million of purchased software amortization and $86 million and $117 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Operating Expenses	2015	2014	2015	2014

Total expenses before interest and income taxes	$741	$773	$2,160	$2,288

Non-GAAP operating adjustments:
Purchased software amortization	39	28	106	87
Other intangibles amortization	11	14	36	45
Internally developed software products amortization	26	34	86	117
Share-based compensation	25	23	70	65
Other (gains) expenses, net (1)	(4)	(6)	(2)	2
Total non-GAAP operating adjustment	$97	$93	$296	$316

Total non-GAAP operating expenses	$644	$680	$1,864	$1,972

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Diluted EPS from Continuing Operations	2015	2014	2015	2014

GAAP diluted EPS from continuing operations	$0.52	$0.49	$1.37	$1.49

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.07	0.05	0.18	0.14
Other intangibles amortization	0.02	0.02	0.06	0.08
Internally developed software products amortization	0.05	0.05	0.14	0.19
Share-based compensation	0.05	0.04	0.12	0.11
Other (gains) expenses, net (1)	(0.01)	(0.01)	-	-
Non-GAAP effective tax rate adjustments (2)	(0.07)	0.03	(0.04)	(0.04)
Total non-GAAP adjustment	$0.11	$0.18	$0.46	$0.48

Non-GAAP diluted EPS from continuing operations	$0.63	$0.67	$1.83	$1.97

(1)	Other (gains) expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	December 31, 2015		December 31, 2015
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$293	$390	$856	$1,152
Interest expense, net	15	15	36	36
Income from continuing operations before income taxes	$278	$375	$820	$1,116

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$97	$131	$287	$391
Adjustments for discrete and permanent items (2)	(38)	(24)	(65)	(73)
Total tax expense	$59	$107	$222	$318

Effective tax rate (3)	21.2%	28.5%	27.1%	28.5%

	Three Months Ended		Nine Months Ended
	December 31, 2014		December 31, 2014
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$318	$411	$951	$1,267
Interest expense, net	12	12	38	38
Income from continuing operations before income taxes	$306	$399	$913	$1,229

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$107	$140	$320	$430
Adjustments for discrete and permanent items (2)	(19)	(38)	(72)	(79)
Total tax expense	$88	$102	$248	$351

Effective tax rate (3)	28.8%	25.6%	27.2%	28.6%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2016

Projected GAAP diluted EPS from continuing operations range	$1.74	to	$1.80

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.24		0.24
Other intangibles amortization	0.07		0.07
Internally developed software products amortization	0.18		0.18
Share-based compensation	0.16		0.16
Total non-GAAP adjustment	$0.65		$0.65

Projected non-GAAP diluted EPS from continuing operations range	$2.39	to	$2.45

	Fiscal Year Ending
Projected Operating Margin	March 31, 2016

Projected GAAP operating margin		28%

Non-GAAP operating adjustments:
Purchased software amortization		4%
Other intangibles amortization		1%
Internally developed software products amortization		3%
Share-based compensation		2%
Total non-GAAP operating adjustment		10%

Projected non-GAAP operating margin		38%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Saswato Das
Corporate Communications
(646) 710-6690
Saswato.das@ca.com
or
Traci Tsuchiguchi
Investor Relations
(650) 534-9814
traci.tsuchiguchi@ca.com